Exhibit 99.1

For Immediate Release

September 21, 2023

SUNSHINE BIOPHARMA RECEIVES 180-DAY EXTENSION TO ACHIEVE NASDAQ MINIMUM BID COMPLIANCE

No Immediate Effect on Nasdaq Listing or Trading of the Company's Common Stock

Montreal, Canada – (ACCESSWIRE) – Sunshine Biopharma Inc. (NASDAQ: “SBFM”) (the “Company”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has received a 180-day extension, until March 18, 2024, to achieve compliance with the Nasdaq $1.00 minimum bid price rule. The Nasdaq staff has determined that Sunshine Biopharma is eligible, based on the Company meeting the continued listing requirements for market value of publicly held shares and all other applicable requirements for initial listing on the Capital Market with the exception of the bid price requirement, and the Company's written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

If at any time before March 18, 2024, the closing bid price of the Company's common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with this Nasdaq rule and this matter will be closed.

This current notification from Nasdaq has no immediate effect on the listing or trading of the Company's common stock, which will continue to trade on the Nasdaq Capital Market under the symbol "SBFM."

About Sunshine Biopharma

Sunshine Biopharma recently acquired Nora Pharma Inc. and as a result the Company now has 50 generic prescription drugs on the market in Canada and 41 additional employees. The Company is planning to expand its product offering to 77 generic prescription drugs over the next 18 months. In parallel, Sunshine Biopharma is continuing its proprietary drug development program which is comprised of (i) K1.1 mRNA for liver cancer, (ii) Adva-27a, a small chemotherapy molecule for pancreatic cancer, and (iii) PLpro protease inhibitor for COVID-19. For more information, please visit: www.sunshinebiopharma.com.

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For Additional Information:

Sunshine Biopharma Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com